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                                                                    EXHIBIT 99.5




214-953-0053


                                February 4, 1998


Mizar, Inc.
2410 Luna Road
Carrollton, Texas 75006


     Re: Mizar, Inc.'s offer to acquire the share capital of Loughborough Sound Images Limited (the "Offer")

Gentlemen:

     We have acted as counsel for Mizar, Inc., a Delaware corporation (the "Company"), and are representing it in connection with the transactions contemplated by the terms of the Share Purchase Agreement dated as of November 17, 1997 (the "Purchase Agreement"), by and between the Company and
Loughborough Sound Images Limited, a company registered in England and Wales ("LSI"). We have been requested by the Company to render this opinion letter in connection with certain matters relating to the registration of the Offer under the Securities Act of 1933, as amended (the "Securities Act"). For purposes of this opinion letter, we have examined executed copies of the Purchase Agreement and applicable provisions of the Securities Act.

     On December 10, 1997, pursuant to Rule 14a-6 under the Securities Act, the Company filed a definitive proxy statement/prospectus (the "Proxy Statement") for a special meeting to be held on December 30, 1997 (which was subsequently canceled). The Proxy Statement was subsequently mailed to all of the Company's stockholders of record as of November 5, 1997. The Company did not post the Proxy Statement on its Internet website. On December 15, 1997, the Company filed a registration statement on Form S-4 (as amended, the "Registration Statement") under the Securities Act in order to register the shares to be issued to holders of LSI's capital stock ("LSI Security holders") in connection with the Offer. Prior to filing the Proxy Statement, the Company did not, nor has it to this point, circulated an offering circular in accordance with applicable
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February 4, 1998
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securities laws in the United Kingdom.

     Based upon the foregoing, we are of the opinion that:

     1. The filing by the Company of the Proxy Statement with the SEC prior to it filing the Registration Statement did not constitute an offer to sell the Company's common stock in violation of Section 5 of the Securities Act.

     2. LSI Security holders will not have remedies under Section 12 of the Securities Act with respect to the Offer as a result of the Company filing the Proxy Statement with the SEC prior to its filing the Registration Statement.

     The opinions expressed in this letter are based upon the law in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise.

     This opinion is being furnished to you solely for your benefit and only with respect to the transactions recited herein.


                                   Very truly yours,


                                   CROUCH & HALLETT, L.L.P.